EXHIBIT 99.2

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan  49036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of Southern Michigan Bancorp, Inc. will be held on Thursday, May 15, 2008 at 4:00 p.m. local time, at the Dearth Community Center, located at the Fairgrounds, in Coldwater, Michigan. At the meeting, we will:

(1)	Vote on the election of five directors;

(2)	Vote on a proposal to ratify and approve the Stock Incentive Plan of 2005, as amended and restated; and

(3)	Transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on March 14, 2008 are entitled to notice of and to vote at the annual meeting and any adjournment of the meeting.

By Order of the Board of Directors John H. Castle Chairman of the Board

Date:  March 25, 2008

It is important that your shares of Southern common stock be represented at the meeting. We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may revoke your proxy and vote in person.

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

PROXY STATEMENT

GENERAL INFORMATION

          This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the board of directors of Southern Michigan Bancorp, Inc., a Michigan corporation (the "Company"), for use at the annual meeting of shareholders of the Company or any adjournment of the meeting. The annual meeting will be held on Thursday, May 15, 2008 at 4:00 p.m. local time at the Dearth Community Center, located at the Fairgrounds, in Coldwater, Michigan. This proxy statement and accompanying proxy card were first sent or given to shareholders on and after April 1, 2008.

Purpose of the Meeting

          The purpose of the annual meeting is to consider and vote on the election of five directors and the ratification and approval of the Stock Incentive Plan of 2005, as amended and restated (the "Plan"). Your board of directors recommends that you vote FOR each of the nominees discussed in this proxy statement and FOR ratification and approval of the Plan.

How to Vote Your Shares

          You may vote at the annual meeting in person or by proxy if you were a shareholder of record of common stock of the Company on March 14, 2008. You are entitled to one vote per share of common stock of the Company that you own on each matter presented at the annual meeting. As of March 14, 2008, there were 2,307,924 shares of common stock of the Company, par value $2.50 per share, issued and outstanding.

          Your shares of common stock of the Company will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement and for ratification and approval of the Plan. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

          You may revoke your proxy at any time before it is exercised by:

➢	delivering written notice to the Secretary of the Company;
➢	signing and delivering a later dated proxy to the Secretary of the Company; or
➢	attending and voting at the annual meeting.

Who Will Solicit Proxies

          Directors, officers and employees of the Company will solicit proxies on behalf of the Company by mail, in person, or by telephone. These individuals will not receive additional compensation for soliciting proxies. The Company will request brokers, custodians, nominees, and other fiduciaries to forward proxy materials to beneficial owners of shares of common stock of the Company held of record by such parties and will reimburse them for their reasonable charges and out-of-pocket expenses in connection with forwarding proxy materials to beneficial owners. The Company will pay all of the costs of soliciting proxies.

Required Vote and Quorom

          A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, shares for which voting authority is withheld and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

          A majority of shares voting on Proposal 2 at the annual meeting is required to ratify and approve the Plan. In counting votes for the ratification and approval of the Plan, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

          A majority of shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will count towards establishing a quorum, even if you withhold voting authority or abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count towards establishing a quorum.

          The signing of a proxy does not preclude you from attending the annual meeting and voting in person. You are encouraged to promptly complete, date and sign the enclosed proxy card and return it to Southern Michigan Bank & Trust, Attn: Trust Department, the transfer agent for the Company's common stock even if you intend to attend the meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

          The Company's Board of Directors is currently composed of fifteen directors who are divided into three classes. One class is elected each year for a three year term. Five directors are nominated for election at the annual meeting to serve for a three year term ending with the annual meeting of shareholders following the year ended December 31, 2010. All of the nominees currently serve as directors. If any of the nominees are unable or unwilling to serve as a director, your proxy will be voted for the election of the person nominated by the Board of Directors in substitution, if any. The Company has no reason to believe that any nominee of the Board of Directors is unwilling or unable to serve as a director, if elected.

          The following table lists the names of the nominees and the other current directors and their ages as of March 14, 2008, their principal occupations, and the year in which each became a director.

Name of Director	Age	Principal Occupation(s)	Year First Became a Director of the Company

Nominees of the Board of Directors for election at the annual meeting:

Marcia S. Albright	44	VP & General Manager - Cequent Electrical Products, Inc.	2002

Dean Calhoun	49	CEO - Coldwater Veneer, Inc.	2006

John H. Castle	50	Chairman of the Board of the Company and Southern Michigan Bank & Trust; Chief Executive Officer of the Company and Southern Michigan Bank & Trust	2002

Robert L. Hance	52	President - Midwest Energy Cooperative	2007

Nolan E. Hooker	56	Owner - Hooker Oil Co.; Co- Owner - Best American Car Washes	1991

Directors Whose Terms Continues until the 2009 Annual Meeting:

Richard E. Dyer	50	Executive Vice President of the Company; Chief Executive Officer and President of FNB Financial	2007

Gregory J. Hull	60	President - Hull Farms, Inc.	1995

Thomas E. Kolassa	60	Executive Vice President - Hub International, Inc.	1995

Donald J. Labrecque	50	Owner - Labrecque Management	2004

Freeman E. Riddle	75	Vice President - Spoor & Parlin, Inc.	1982

Directors Whose Terms Continues until the 2010 Annual Meeting:

John S. Carton	67	Retired business executive	2007

H. Kenneth Cole	59	Chief Administrative Officer and Treasurer - Hillsdale College	1998

Gary H. Hart	55	CEO & President - Infinisource, Inc.	2004

Brian P. McConnell	45	President & COO - Burr Oak Tool, Inc.	2007

Kurt G. Miller	52	President of the Company and Southern Michigan Bank & Trust	2002

          The following table presents, as of March 14, 2008, the total number of shares of common stock of the Company beneficially owned, and the percent of such shares so owned, by each director and by all directors of the Company as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options (3)	Total Beneficial Ownership	Percent of Class
Marcia S. Albright	1,540	-	1,733	3,273	*
Dean Calhoun	10	40,032	-	40,042	1.74%
John S. Carton	1,474	-	-	1,474	*
John H. Castle	8,955	170	29,925	39,050	1.67%
H. Kenneth Cole	447	-	2,048	2,495	*
Richard E. Dyer	-	7,269	-	7,269	*
Robert L. Hance	-	200	-	200	*
Gary H. Hart	10	5,000	893	5,903	*
Nolan E. Hooker	2,570	3,705	2,048	8,323	*
Gregory J. Hull	10	2,613	2,048	4,671	*
Thomas E. Kolassa	6,639	-	2,048	8,687	*
Donald J. Labrecque	1,455	-	893	2,348	*
Brian McConnell	1,500	-	-	1,500	*
Kurt G. Miller	5,660	12	23,625	29,297	1.26%
Freeman E. Riddle	1,000	9,000	1,418	11,418	*
Totals	31,270	68,001	66,679	165,950	6.99%

(1)

The number of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days, such as through the exercise of a stock option. Shares held in fiduciary capacities by the Company are not included in shares beneficially owned by individuals unless otherwise indicated. The directors and officers of the Company may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by the Company to some degree, but disclaim beneficial ownership of these shares. The Company and its subsidiary banks disclaim beneficial ownership of shares held by the banks in fiduciary capacities.

(2)

These numbers of shares shown in this column include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship.

(3)	The stock options included in this column are only those options that are exercisable within 60 days. Options that vest at later dates are not reported in this table.

(*)	Less than one percent (1%).

          The Board of Directors recommends that you vote FOR election of all nominees as directors.

PROPOSAL 2 - RATIFICATION AND APPROVAL OF THE PLAN

          On March 18, 2008, the Board of Directors adopted the Stock Incentive Plan of 2005, as amended and restated, subject to shareholder ratification and approval. The amended Plan increases the number shares of common stock of the Company available under the Plan from 150,000 shares to 300,000 shares. The proposed amendments are also intended to comply with recent amendments to the Internal Revenue Code section that governs deferred compensation and recent IRS regulations. A copy of the Plan, as amended and restated, is attached to this proxy statement as Appendix A. The discussion in this proxy statement about the Plan is qualified in its entirety by reference to the Plan.

          The Plan was initially adopted by the Board, and ratified and approved by the shareholders, in 2005. The purpose of the Plan is to advance the Company's long-term interests by aligning the interests of its directors, officers, and other key employees with the interest of its shareholders. The Plan permits the grant and award of stock options (both incentive and non-qualified stock options), stock appreciation rights, restricted stock, and stock awards ("Incentive Awards"). By combining in a single plan the many types of incentives commonly used in long-term incentive compensation programs, the Plan provides significant flexibility for the Company to design specific long-term incentives to best promote Plan objectives and in turn promote the interests of the Company's shareholders. The Company has reserved 300,000 (initially 150,000) shares of its common stock, $2.50 par value, that may be issued to participants in the Plan.

          The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee determines, subject to the terms of the Plan, the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person (subject to the limits specified in the Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for the administration of the Plan.

          The term of each stock option or stock appreciation right will be determined by the Committee. No stock option or stock appreciation right under the Plan may be exercisable after ten years from the date it was granted. Stock options or stock appreciation rights generally would be exercisable for limited periods of time if a participant dies, becomes disabled (as defined in the Plan), is terminated without cause, or voluntarily leaves his or her employment or directorship. If a participant is terminated for cause (as defined in the Plan), the participant would forfeit all rights to exercise any outstanding stock options or stock appreciation rights. If a participant retires, the participant could exercise stock options or stock appreciation rights for the remainder of their terms, unless the terms of the option agreement or award provide otherwise. Stock options granted to participants under the Plan generally can not be transferred except by will or by the laws of descent and distribution.

          The Committee is allowed to award restricted stock, subject to such terms and conditions, consistent with the provisions of the Plan. As with stock option and stock appreciation rights grants, the Committee would set forth the terms of individual awards of restricted stock in restricted stock agreements or certificates of award. Restricted stock granted to a participant would "vest" (i.e., the restrictions on it would lapse) in the manner and at the times that the Committee determines. Without Committee authorization, a recipient of restricted stock would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of the stock other than to the Company or by will or the laws of descent or distribution. In addition, the Committee could impose other restrictions on shares of restricted stock. However, holders of restricted stock would enjoy all other rights of a shareholder with respect to restricted stock, including the right to vote restricted shares at shareholders' meetings and the right to receive all dividends paid with respect to shares of common stock. Any securities received by a participant of restricted stock pursuant to a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares would be subject to the same terms, conditions, and restrictions that were applicable to the restricted stock for which the shares were received.

          The Plan gives the Committee authority to make stock awards. A stock award is an award of common stock that is subject to terms and conditions determined by the Committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to shares of common stock received upon becoming the holder of record of the common stock. However, the Committee could impose restrictions on the assignment or transfer of common stock awarded under a stock award.

          The Plan also provides that each non-employee director of the Company may be granted a stock option on an annual basis, at a time determined by the Board of Directors. These stock options will grant to the non-employee directors the right to purchase that number of shares of common stock having an aggregate market value (as defined in the Plan) at the grant date no greater than the annual director fee then in effect. These stock options will be issued for a term of 10 years using a form of agreement approved by the Committee in its discretion. The Board of Directors may suspend, modify or terminate these non-employee director stock options in its sole discretion.

          If the Board of Directors decides to terminate or suspend the annual grant of stock options to non-employee directors, the Plan provides that the Board of Directors may decide, in its sole discretion, to grant each non-employee director who is serving on the date of the close of the annual meeting of shareholders, a number of shares of restricted stock in an amount no greater than one-half (1/2) times the annual director fee then in effect. The shares of restricted stock will be evidenced using a form of agreement approved by the Committee in its discretion.

          If a change in control of the Company occurs, then all outstanding Incentive Awards will become immediately vested and exercisable in full and will remain exercisable during their remaining term, regardless of whether the participants to whom such Incentive Awards remain in the employ or service of the Company or any subsidiary.

          The Board of Directors recommends that you vote FOR ratification and approval of the Plan, as amended and restated.

SHAREHOLDER COMMUNICATIONS

          Shareholders who wish to send communications to the Company's Board of Directors may do so by sending them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement. Communications may be addressed either to specified individual directors or the entire Board of Directors. The Secretary has the discretion to screen and not forward to directors any communications that the Secretary determines in his or her discretion are communications unrelated to the business or governance of the Company and its subsidiaries, including, without limitation, commercial solicitations and offensive, obscene, or otherwise inappropriate communications. The Secretary will, however, compile all shareholder communications that are not forwarded and the communications will be available to any director.

By Order of the Board of Directors Danice Chartrand Secretary